Exhibit 10.1

AMENDMENT NO. 1 TO THE INVESTMENT
MANAGEMENT TRUST AGREEMENT

This Amendment No. 1 (this “Amendment”), dated as of January 19, 2023, to the Investment Management Trust Agreement (as defined below) is made by and between Innovative International Acquisition Corp. (the “Company”) and American Stock Transfer & Trust Company, LLC, as trustee (“Trustee”). All terms used but not defined herein shall have the meanings assigned to them in the Trust Agreement.

WHEREAS, the Company and the Trustee entered into an Investment Management Trust Agreement dated as of October 26, 2021 (the “Trust Agreement”);

WHEREAS, Section 1(i) of the Trust Agreement sets forth the terms that govern the liquidation of the Trust Account under the circumstances described therein;

WHEREAS, at an extraordinary general meeting of the Company held on January 19, 2023 (the “Special Meeting”), the Company’s shareholders approved (A) a proposal to extend the date by which the Company must consummate an initial business combination up to six (6) times for an additional one (1) month each time from January 29, 2023 to July 29, 2023 by amending the Company’s amended and restated memorandum and articles of association; and (B) a proposal to amend the Trust Agreement to allow the Company to extend the Combination Period up to six (6) times for an additional one (1) month each time from January 29, 2023 to July 29, 2023 by depositing into the trust account, for each one-month extension, the lesser of (a) $165,000 and (b) $0.055 for each public share outstanding (the “Extension Payment”) after taking into account any redemptions in connection with the solicitation of such shareholder approval at the Special Meeting; and

NOW THEREFORE, IT IS AGREED:

1.	Section 1(i) of the Trust Agreement is hereby amended and restated in its entirety as follows:

“(i) Commence liquidation of the Trust Account only after and promptly after receipt of, and only in accordance with, the terms of a letter from the Company (“Termination Letter”) in a form substantially similar to that attached hereto as either Exhibit A or Exhibit B, as applicable, signed on behalf of the Company by its Chief Executive Officer, Chief Financial Officer or Chairman of the board of directors (the “Board”) or other authorized officer of the Company (and in the case of Exhibit A, jointly signed by the Representative), and complete the liquidation of the Trust Account and distribute the Property in the Trust Account, including any amounts representing interest earned on the Trust Account, less interest previously released to, or reserved for use by, the Company in an amount up to $100,000 to pay dissolution expenses (as applicable) and less any other interest released to, or reserved for use by, the Company to pay taxes as provided in this Agreement only as directed in the Termination Letter and the other documents referred to therein; provided that, in the event that a Termination Letter has not been received by the Trustee by (A) the date that is 15 months after the closing of the IPO (“Closing”); or (B) if the Chief Executive Officer or Chairman of the Board extends the time to complete the Business Combination by one (1) month, the date that is 16 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 15 months after the Closing, or (C) if the Chief Executive Officer or Chairman of the Board further extends the time to complete the Business Combination by an additional 1-month period, the date that is 17 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 16 months after the Closing, or (D) if the Chief Executive Officer or Chairman of the Board further extends the time to complete the Business Combination by an additional 1-month period, the date that is 18 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 17 months after the Closing; or (E) if the Chief Executive Officer or Chairman of the Board further extends the time to complete the Business Combination by an additional 1-month period, the date that is 19 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 18 months after the Closing; or (F) if the Chief Executive Officer or Chairman of the Board further extends the time to complete the Business Combination by an additional 1-month period, the date that is 20 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 19 months after the Closing; or (G) if the Chief Executive Officer or Chairman of the Board further extends the time to complete the Business Combination by an additional 1-month period, the date that is 21 months after the Closing, provided that the Company deposits the Monthly Extension Amount into the Trust Account on or prior to the date that is 20 months after the Closing; but if the Company has not completed the Business Combination within the applicable monthly anniversary of the Closing (“Last Date”), the Trust Account shall be liquidated in accordance with the procedures set forth in the Termination Letter attached as Exhibit B hereto and distributed to the Public Shareholders as of the Last Date. The form of any extension contemplated by this Section 1(i) shall be in substantially the form attached hereto as Exhibit E.”

2.	Exhibit E of the Trust Agreement is hereby amended and restated in its entirety as follows:

EXHIBIT E

[Letterhead of Company]

[Insert date]

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attn: Relationship Management

Re: Trust Account No. [       ] Extension Letter

Ladies and Gentlemen:

Pursuant to Section 1(i) of the Investment Management Trust Agreement between Innovative International Acquisition Corp. (“Company”) and American Stock Transfer & Trust Company, LLC, dated as of October 26, 2021 (as amended and supplemented from time to time, the “Trust Agreement”), this is to advise you that the Company is extending the time available to consummate a Business Combination for an additional one (1) month, from _____; to _________; (the “Extension”).

This Extension Letter shall serve as the notice required with respect to Extension prior to the Applicable Deadline. Capitalized words used herein and not otherwise defined shall have the meanings ascribed to them in the Trust Agreement.

In accordance with the terms of the Trust Agreement, we hereby authorize you to deposit the Extension Payment, which will be wired to you, into the Trust Account investments upon receipt.

This is the [ ] of up to six (6) Extension Letters.

Very truly yours,

INNOVATIVE INTERNATIONAL ACQUISITION CORP.

By:
Name:
Title:

cc: Cantor Fitzgerald & Co.

3.	All other provisions of the Trust Agreement shall remain unaffected by the terms hereof.

4.	This Amendment may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Amendment.

5.	This Amendment is intended to be in full compliance with the requirements for an Amendment to the Trust Agreement as required by Section 6(c) of the Trust Agreement, and every defect in fulfilling such requirements for an effective amendment to the Trust Agreement is hereby ratified, intentionally waived and relinquished by all parties hereto.

6.	This Amendment shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Investment Management Trust Agreement as of the date first written above.

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, as Trustee

By:	/s/ Carlos Pinto
Name: Carlos Pinto
Title: Senior Vice President, Regional Manager

INNOVATIVE INTERNATIONAL ACQUISITION CORP.

By:	/s/ Mohan Ananda
Name: Mohan Ananda
Title: Chief Executive Officer